Exhibit 3.10

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

SWN E & P SERVICES, LLC

i

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

SWN E & P SERVICES, LLC

This AMENDED AND RESTATED COMPANY AGREEMENT (this “Agreement,” as it may be amended from time to time as provided below) is initially made and entered into as of October 22, 2014, by the Existing Member (as defined below).

SWN E & P Services, L.L.C. (formerly known as Southwestern Field Services, L.L.C.) was originally formed as a limited liability company under the law of the State of Arkansas on June 20, 2008, but converted to a limited liability company named SWN E & P Services, LLC under the TLLCL (as defined below) on May 1, 2014 (this limited liability company, whether before or after the conversion, called the “Company”). The Existing Member desires to amend and restate in its entirety the operating agreement previously governing the Company and hereby adopts this Agreement as the company agreement of the Company.

ARTICLE I

THE COMPANY GENERALLY

Section 1.1    Formation and Continuation. The Company was formed as described above and is continued as a limited liability company under the TLLCL and other relevant laws of the State of Texas.

Section 1.2    Name. The name of the limited liability company is SWN E & P Services, LLC. The Company shall conduct business under that name or such other names complying with applicable law as the Member may determine from time to time.

Section 1.3    Duration. The Company commenced on the first proper filing of certificate of formation for the Company in the State of Arkansas and shall continue until its business and affairs are wound up as provided in Article VII.

Section 1.4    Purpose. The purpose of the Company shall be to engage in any lawful business or activity determined by the Member.

Section 1.5    Principal Place of Business. The Company’s principal place of business shall be at such place or places as the Member may determine from time to time.

Section 1.6    Registered Office and Registered Agent. The initial address of the registered office of the Company in the State of Texas shall be 1999 Bryan Street, Suite 900, Dallas, Texas 75201-1172, and the name of the Company’s initial registered agent at that address shall be CT Corporation System. The Member may change the registered office and the registered agent of the Company from time to time. The Member may cause the Company to qualify to do business as a limited liability company (or other entity in which the Member has limited liability) in any other jurisdiction and to designate any registered office or registered agent in any such jurisdiction.

Section 1.7    Company Property. All real and personal property owned by the Company shall be deemed owned by the Company as an entity and held in its name. The Member shall have no ownership interest in any such property.

Section 1.8    Merger and Conversion. The Company may merge with, or convert into, another entity only in accordance with a plan of merger or conversion approved by the Member.

Section 1.9    Definitions and Construction.

(a)    As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning specified in the introduction to this Agreement.

“Capital Account” has the meaning specified in Section 3.2.

“Claim” has the meaning specified in Section 4.5.

“Company” has the meaning specified in Section 1.1.

“Covered Person” has the meaning specified in Section 4.5.

“Existing Member” has the meaning specified in Section 2.1.

“Interest” means, with respect to any Member at any time, that Member’s entire beneficial ownership interest in the Company at such time, including that Member’s Capital Account, voting rights, and right to share in profits, losses, cash distributions and all other benefits of the Company as specified in this Agreement, together with that Member’s obligations to comply with all of the terms of this Agreement.

“IRC” means the Internal Revenue Code of 1986.

“Liquidating Agent” has the meaning specified in Section 7.2(a).

“Member” means any Person admitted to the Company as a member as provided in this Agreement but excludes any such Person that has ceased to be a member as provided in this Agreement or the TLLCL.

“Person” means any individual, corporation, partnership, limited liability company, business trust or other entity, government or governmental agency or instrumentality.

“TLLCL” means the Texas Limited Liability Company Law, part of the Texas Business Organizations Code.

(b)    In this Agreement:

(i)    Terms defined in the singular have the corresponding meaning in the plural and vice versa.

(ii)    Reference to one gender includes the others.

(iii)    The word “include” and its derivatives means “include without limitation.”

(iv)    References to Articles and Sections are to the specified Articles and Sections of this Agreement unless the context otherwise requires.

(v)    References to statutes or regulations are to those statutes or regulations as currently amended and to the corresponding provisions as they may be amended or superseded in the future.

ARTICLE II

MEMBERS AND INTERESTS

Section 2.1    Existing Member. The Person executing this Agreement as of the date of this Agreement (the “Existing Member”) is the sole member of the Company as of the date of this Agreement.

Section 2.2    Admission of Additional Limited Members. The Member may cause the Company to issue additional Interests and may admit additional Persons to the Company as members on such terms as the Member shall determine, if but only if each such new Member agrees in writing to be bound by the provisions of this Agreement as a Member and notifies the other Members of its address for notices under this Agreement. In connection with any such admission, the Member shall modify this Agreement to take into account the Company’s having more than one Member.

ARTICLE III

FINANCE

Section 3.1    Capital Contributions. The Member from time to time in its sole discretion may, but shall have no obligation to, make contributions to the capital of the Company.

Section 3.2    Tax Matters. The Company shall be disregarded as a separate entity for federal and applicable state and local income tax purposes.

Section 3.3    Distributions. The Member, in its sole discretion, may cause the Company to distribute to the Member cash available, subject to limitations in the TLLCL.

ARTICLE IV

CONDUCT OF COMPANY AFFAIRS

Section 4.1    Management by Member.

(a)    Subject to the other provisions of this Agreement, the Member shall have the right to, and shall be fully responsible for, the management and control over the business of the Company. The Member shall make all decisions affecting the business of the Company, except to the extent that this Agreement or nonwaivable provisions of the TLLCL require otherwise. The Member shall have all rights, powers and authority generally conferred by the TLLCL on the members of a limited liability company managed by its members or as otherwise provided by law or necessary, advisable or consistent with accomplishing the purposes of the Company.

(b)    Without limiting the other provisions of Section 4.1, the Member have the power:

(i)    to cause this Company to enter into partnerships or become a member of other limited liability companies and to exercise the authority and to perform the duties required of the Company as such a partner or member;

(ii)    to acquire, hold and dispose of property or any interest in it;

(iii)    to protect and preserve the title to and the interest of the Company in all of its property and assets, real, personal and mixed;

(iv)    to borrow money on behalf of the Company and to encumber the Company assets or place title in the name of a nominee for purposes of obtaining financing;

(v)    to employ from time to time, at the expense of the Company, consultants, accountants and attorneys;

(vi)    to pay all expenses incurred in the operation of the Company and all taxes, assessments, rents and other impositions applicable to the Company or any part thereof;

(vii)    to sign deeds, notes, contracts and other instruments in the name and on behalf of the Company;

(viii)    to make all filings with governmental authorities, including tax returns; and

(ix)    to assume any and all overall duties imposed on a member of a limited liability company managed by its members by the TLLCL.

(c)    The Member may appoint such officers of the Company as it may deem appropriate and may remove any such officer at any time with or without cause. The Member may delegate to the Company’s officers such powers and duties as it may deem appropriate and subsequently revoke or modify those powers and duties, and except to the extent that the Member determines otherwise, each officer will have the powers and duties normally associated with an officer having a similar title with a Texas corporation. The Member also may delegate authority to other Persons and revoke that delegation as it may deem appropriate include the power to delegate authority.

Section 4.2    Good Faith Actions. Neither the Member nor any of its officers, directors, shareholders, officers, constituent partners, managers, members, trustees, representatives, agents or employees, shall be liable to the Company or to any other Member for any action taken (or any failure to act) by it in good faith on behalf of the Company and reasonably believed by it to be authorized or within the scope of its authority, except to the extent required by nonwaivable provisions of applicable law.

Section 4.3    Books and Records. The Member shall keep complete and appropriate records and books of account of all transactions and other matters related to the Company’s business.

Section 4.4    Action by Member. The Member may call meetings of the Member at such times and places as the Member may determine in its sole discretion and may act by written consent. The action of the Member on behalf of the Company taken in its name or on its behalf shall conclusively be deemed to be the act of the Company.

ARTICLE V

INDEMNIFICATION

Section 5.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Member or officer of the Company, or is or was a Member or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all matters for which indemnification would be provided to such person under the Certification of Incorporation and Bylaws of Southwestern Energy Company, a Delaware corporation, as in effect from time to time, as if that person were a director or officer of Southwestern Energy Company, or is or was a director or officer of Southwestern Energy Company serving at the request of Southwestern Energy Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VI

TRANSFERS OF INTERESTS

Section 6.1    Transfers Generally. The Member may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Interest. If a Member transfers or assigns all its Interest (other than by way of hypothecation, pledge or encumbrance) it shall cease to be a Member.

Section 6.2    Rights of Transferee. A Person to which all or any part of a Member’s Interest is transferred as permitted by Section 6.1, or that succeeds to all or part of the Interest of a Member due to the liquidation of a Member that is an entity, or on the bankruptcy of a Member, (a) is entitled to share in the Company’s profits and losses, and to receive distributions and allocations of Company income, gain, loss or credit, to the same extent as the predecessor Member to the extent of the Interest transferred and (b) if but only if the Member consents in writing in its sole discretion and the Person receiving the Interest agrees in writing to be bound by the provisions of this Agreement as a Member and notifies the other Members of its address for notices under this Agreement, shall be admitted to the Company as a member. In connection with the admission of a new Member when the transferring Member retains part of its Interest, the existing Member shall modify this Agreement to take into account the Company’s having more than one Member.

ARTICLE VII

WINDING UP

Section 7.1    Events Requiring Winding Up. The Company shall be wound up only on the first to occur of any one or more of the following:

(a)	written consent of the Membes;

(b)	at such time as there is no Member remaining; or

(c)	entry of a judicial order to wind up the Company.

Section 7.2    Winding Up Affairs and Distribution of Assets.

(a)    If an event requiring the winding up of the Company occurs, the Member or, if there is no Member, a Person designated for this purpose by written consent of the Person(s) succeeding to more than 50% of the Interest of the last Member (the Member or the Person so designated being called the “Liquidating Agent”), as soon as practicable shall wind up the affairs of the Company and sell and/or distribute the assets of the Company. The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Member would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidating Agent is expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any assets. The Liquidating Agent shall apply and distribute the proceeds of the sale or liquidation of the assets and property of the Company in the following order of priority, unless otherwise required by nonwaivable provisions of applicable law:

(i)    to pay (or to make provision for the payment of) all creditors of the Company (including Member as a creditor of the Company), in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Company due its creditors;

(ii)    after the payment (or the provision for payment) of all debts, liabilities and obligations of the Company in accordance with clause (i) above, any balance remaining shall be distributed to the Member.

(b)    The Liquidating Agent shall have sole discretion to determine whether to liquidate all or any portion of the assets and property of the Company and the consideration to be received for that property.

(c)    Except as required by nonwaivable provisions of the TLLCL, no Member shall have any obligation at any time to contribute any funds to replenish any amounts to the Company.

Section 7.3    Termination. On compliance with the distribution plan described in Section 7.2(a), the Liquidating Agent shall execute, acknowledge and cause to be filed a certificate of termination, at which time the Company shall cease to exist as a limited liability company.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Notices. Any notice to be given under this Agreement must be in writing and delivered personally (including by courier), electronically, by facsimile transmission, or by express, certified or registered mail (a) if to the Company, to the Member, and (b) if to the Member, at its address set forth beneath its signature to this Agreement or, in the case of a Member subsequently admitted, in the instrument in which it agreed to be bound by this Agreement, or in either case at such other address as that Member may designate by notice to the other Members. A notice is deemed given on receipt at the address so provided.

Section 8.2    Entire Agreement. This Agreement supersedes all prior agreements and understandings among the Member with respect to the Company.

Section 8.3    Amendments. This Agreement may be modified only on the written consent of the Member.

Section 8.4    Waivers. A waiver of any breach of any of the terms of this Agreement shall be effective only if in writing and signed by the Member. No waiver of any breach shall be deemed a waiver of any other subsequent breach.

Section 8.5    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired, unless that provision was fundamental to the objectives of this Agreement.

Section 8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the law of Texas.

Section 8.7    Successors and Assigns. Except as expressly provided to the contrary in this Agreement, this Agreement shall be binding on and inure to the benefit of the Member and its successors and assigns.

Section 8.8    Counterparts. This Agreement may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Member has duly executed this Agreement as of the day and year first above written.

MEMBER:	SOUTHWESTERN ENERGY COMPANY

	By:	/s/ John C. Ale
Name: John C. Ale
Title: Secretary